FOR IMMEDIATE RELEASE


      B&G Foods, Inc. Commences Cash Tender Offer and Consent Solicitation for its 9 5/8% Senior Subordinated Notes Due 2007


PARSIPPANY, N.J., SEPTEMBER 15, 2004 - B&G Foods, Inc., a manufacturer and distributor of high-quality, shelf-stable branded food products, today announced that it has commenced a cash tender offer and consent solicitation for any and all of its $575,000 principal amount outstanding 9 5/8% senior subordinated notes due 2007, Series B (CUSIP No. 055088 AC 2) and any and all of its $219,425,000 principal amount outstanding 9 5/8% senior subordinated notes due 2007, Series D (CUSIP No. 055088 AE 8) (collectively, the "Notes"). The tender offer is conditioned upon, among other things, the consummation of certain related financing transactions, including the closing of the contemplated initial public offering of Enhanced Income Securities by the Company's parent, B&G Foods Holdings Corp., following the merger of the Company with and into its parent.

Under the terms of the tender offer, the total consideration to be paid for validly tendered Notes will be equal to $1,020.43 per $1,000 principal amount of Notes, plus accrued and unpaid interest to the date of payment. The total consideration includes a consent payment of $30 per $1,000 principal amount of Notes, payable only to holders who tender their Notes and validly deliver their consents prior to 5:00 p.m., New York City time, on October 1, 2004 (the "Consent Date"). Holders who validly tender their Notes after the Consent Date will receive the total consideration less the consent payment of $30, or $990.43 per $1,000 principal amount of Notes, plus accrued and unpaid interest to the date of payment. The tender offer will expire at midnight, New York City time, on October 14, 2004, unless extended or earlier terminated.

In connection with the tender offer, the Company is also seeking consents to certain proposed amendments to the indentures under which the Notes were issued. The purpose of the proposed amendments is to eliminate certain restrictive covenants contained in the indentures, thereby affording the Company additional financial and operational flexibility. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The proposed amendments will not become operative unless and until validly tendered Notes of



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holders of at least a majority of the aggregate principal amount outstanding are purchased pursuant to the tender offer.

Lehman Brothers Inc. will act as Dealer Manager for the tender offer. The Information Agent is D.F. King & Co., Inc., and the Depositary is The Bank of New York. Persons with questions regarding the tender offer should contact Lehman Brothers Inc. (Attention: Liability Management Group) at 800-438-3242 or 212-528-7581. Copies of the tender offer materials may be obtained from the Information Agent at 800-859-8511 or 212-269-5550.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer relating to the Notes is made only by the Offer to Purchase and Consent Solicitation Statement, dated September 16, 2004.

About B&G Foods, Inc.


B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable food products across the U.S., Canada and Puerto Rico. The Company's products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., the Company's products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Brer Rabbit, Emeril's, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac'cent Sa-Son, Trappey's, Underwood, Up Country Organics, Vermont Maid and Wright's.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.



Contact:        Robert Cantwell
                B&G Foods, Inc.
                973-401-6500



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